EXHIBIT 5.1









June 2, 1999

Hvide Marine Incorporated
2200 Eller Drive
Ft. Lauderdale, FL 33316

Ladies and Gentlemen:

We have acted as counsel for Hvide Marine Incorporated, a Florida corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission pursuant to General Instruction E of Form S-8, to register an additional 60,000 shares of the Company's Class A Common Stock, par value $0.001 per share (the "Additional Shares"), that may be issued from time to time pursuant to the Company's Amended and Restated Board of Directors Stock Compensation Plan (the "Plan").

Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Additional Shares have been duly authorized and, when issued, delivered and paid for pursuant to, and in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ DYER ELLIS & JOSEPH PC